As Filed with the Securities and Exchange Commission on February 28, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENDO INTERNATIONAL PLC

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

25-28 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

(011) 353-1-649-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Endo International plc Amended and Restated 2000 Stock Incentive Plan

Endo International plc Amended and Restated 2004 Stock Incentive Plan

Endo International plc Amended and Restated 2007 Stock Incentive Plan

Endo International plc Amended and Restated 2010 Stock Incentive Plan

Endo International plc Amended and Restated Assumed Stock Incentive Plan

Endo International plc Amended and Restated Employee Stock Purchase Plan

(Full Title of the Plans)

Caroline B. Manogue, Esq.

Executive Vice President, Chief Legal Officer and Secretary

Endo International plc

1400 Atwater Drive

Malvern, Pennsylvania 19355

(484) 216-0000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eileen T. Nugent, Esq.

Erica Schohn, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares, nominal value $0.0001 per share	15,166,916	$77.99	$1,182,867,778.84	$152,353.37

(1)	This Registration Statement registers the issuance of an aggregate of 15,166,916 Ordinary Shares, nominal value $0.0001 per share (“Ordinary Shares”), of Endo International plc (the “Company”), of which 83,308 Ordinary Shares are issuable pursuant to the Endo International plc Amended and Restated 2000 Stock Incentive Plan; 495,125 Ordinary Shares are issuable pursuant to the Endo International plc Amended and Restated 2004 Stock Incentive Plan; 631,172 Ordinary Shares are issuable pursuant to the Endo International plc Amended and Restated 2007 Stock Incentive Plan; 9,508,002 Ordinary Shares are issuable pursuant to the Endo International plc Amended and Restated 2010 Stock Incentive Plan; 3,707,534 Ordinary Shares are issuable pursuant to the Endo International plc Amended and Restated Assumed Stock Incentive Plan; and 741,775 Ordinary Shares are issuable pursuant to the Endo International plc Amended and Restated Employee Stock Purchase Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares of the Company which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.
(3)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of Endo Health Solution Inc.’s (the predecessor to the Company) common shares as reported on the NASDAQ Global Select Market on February 25, 2014. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

EXPLANATORY NOTE

On February 28, 2014, pursuant to the Arrangement Agreement (the “Arrangement Agreement”), among Endo International plc (formerly known as Endo International Limited and, prior to that, known as Sportwell Limited) (the “Company” or the “Registrant”), Endo Health Solutions Inc. (“Endo”), Endo Limited (formerly known as Sportwell II Limited), Endo U.S. Inc. (formerly known as ULU Acquisition Corp.), RDS Merger Sub, LLC (“Merger Sub”), 8312214 Canada Inc. (“CanCo 1”), and Paladin Labs Inc. (“Paladin”), (a) CanCo 1 acquired Paladin pursuant to a plan of arrangement under Canadian law (the “Arrangement”) and (b) Merger Sub merged with and into Endo, with Endo as the surviving corporation (the “Merger” and, together with the arrangement, the “Transactions”). As a result of the Transactions, both Endo and Paladin became indirect wholly-owned subsidiaries of the Company.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of ordinary shares, nominal par value $0.0001 per share (the “Ordinary Shares”), of the Company to be offered and sold under (A) the Endo International plc Amended and Restated 2000 Stock Incentive Plan (formerly the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan) (the “2000 Plan”), (B) the Endo International plc Amended and Restated 2004 Stock Incentive Plan (formerly the Endo Pharmaceuticals Holdings Inc. 2004 Stock Incentive Plan) (the “2004 Plan”), (C) the Endo International plc Amended and Restated 2007 Stock Incentive Plan (formerly the Endo Pharmaceuticals Holdings Inc. 2007 Stock Incentive Plan) (the “2007 Plan”), (D) the Endo International plc Amended and Restated 2010 Stock Incentive Plan (formerly the Endo Pharmaceuticals Holdings Inc. 2010 Stock Incentive Plan) (the “2010 Plan”), (E) the Endo International plc Amended and Restated Assumed Stock Incentive Plan (formerly the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan) (the “Assumed Plan”) and (F) the Endo International plc Amended and Restated Employee Stock Purchase Plan (formerly the Endo Pharmaceuticals Holdings Inc. Employee Stock Purchase Plan) (together with the 2000 Plan, the 2004 Plan, 2007 Plan, the 2010 Plan and the Assumed Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the Plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)	The Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on January 27, 2014 (File No. 333-192760);

(2)	The Company’s Current Report on Form 8-K filed on February 28, 2014 (File No. 333-192760);

(3)	Endo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-15989);

(4)	Endo’s Current Reports on Form 8-K filed on January 9, 2014, January 21, 2014, February 19, 2014, February 26, 2014 and February 28, 2014 (File No. 001-15989);

(5)	Endo’s definitive proxy statement for Endo’s 2013 Annual Meeting of Stockholders (filed April 11, 2013), to the extent specifically incorporated by reference in Endo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 1, 2013; and

(6)	The description of the Company’s Ordinary Shares, contained in the Company’s Registration Statement on Form S-4, as amended (File No. 333-192760) under the heading “Description of New Endo Ordinary Shares.”

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to the provisions of and so far as may be admitted by the Irish Companies Acts of 1963 to 2012 (collectively, the “Companies Acts”), every director and the secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

In addition, as far as is permissible under the Companies Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former directors of the Company or secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary each individually is referred to in this proxy statement/prospectus as a “Covered Person,” against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, which is referred to in this proxy statement/prospectus as a “proceeding,” by reason of the fact that he or she is or was a covered person; provided, however, that this provision shall not indemnify any covered person against any liability arising out of (a) any fraud or dishonesty in the performance of such covered person’s duty to the Company, or (b) such covered person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(1)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on February 28, 2014.

ENDO INTERNATIONAL PLC

By:	/s/ Caroline B. Manogue
Caroline B. Manogue
Executive Vice President, Chief Legal Officer and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Caroline B. Manogue, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Rajiv De Silva Rajiv De Silva	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2014

/s/ Suketu P. Upadhyay Suketu P. Upadhyay	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 28, 2014

/s/ Daniel A. Rudio Daniel A. Rudio	Vice President, Controller (Principal Accounting Officer)	February 28, 2014

/s/ Roger H. Kimmel Roger H. Kimmel	Chairman and Director	February 28, 2014

/s/ John J. Delucca John J. Delucca	Director	February 28, 2014

/s/ Arthur J. Higgins Arthur J. Higgins	Director	February 28, 2014

/s/ Nancy J. Hutson, Ph.D. Nancy J. Hutson, Ph.D.	Director	February 28, 2014

/s/ Michael Hyatt Michael Hyatt	Director	February 28, 2014

Signature	Title	Date
/s/ William P. Montague William P. Montague	Director	February 28, 2014

/s/ Jill D. Smith Jill D. Smith	Director	February 28, 2014

/s/ William F. Spengler William F. Spengler	Director	February 28, 2014

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1*	Certificate of Incorporation of Endo International plc

4.2	Memorandum and Articles of Association of Endo International plc (incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 28, 2014).

4.3*	Specimen Share Certificate of Endo International plc

4.4*	Endo International plc Amended and Restated 2000 Stock Incentive Plan

4.5*	Endo International plc Amended and Restated 2004 Stock Incentive Plan

4.6*	Endo International plc Amended and Restated 2007 Stock Incentive Plan

4.7*	Endo International plc Amended and Restated 2010 Stock Incentive Plan

4.8*	Endo International plc Amended and Restated Assumed Stock Incentive Plan

4.9*	Endo International plc Amended and Restated Employee Stock Purchase Plan

5.1*	Opinion of A&L Goodbody

23.1*	Consent of A&L Goodbody (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP with respect to Endo Health Solutions Inc.

23.3*	Consent of Ernst & Young LLP with respect to Paladin Labs Inc.

24*	Powers of Attorney (included as part of the signature page hereto).

*	Filed herewith.